UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2025

LIGHTSTONE VALUE PLUS REIT V, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

(Address of principal executive offices) (Zip Code)

(732) 367-0129

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Estimated Net Asset Value (“NAV”) and NAV per Share of Common Stock (“NAV per Share”)

On November 6, 2025, pursuant to the Policy for Estimation of Common Stock Value (the “Estimated Valuation Policy”), the board of directors (the “Board of Directors”) of Lightstone Value Plus REIT V, Inc. (the “Company,” “we,” “us,” or “our”) determined and approved our estimated NAV of approximately $306.4 million and resulting NAV per Share of $16.56 both as of September 30, 2025. Our estimated NAV and resulting NAV per Share are based upon the estimated fair values of our assets and liabilities as of September 30, 2025 and are effective as of November 6, 2025.

Our estimated NAV and resulting NAV per Share were both calculated as of a particular point in time. Accordingly, our estimated NAV and resulting NAV per Share will both fluctuate over time in response to developments related to individual assets in the portfolio and the management of those assets and in response to changes in the real estate and financial markets. There is no assurance of the extent to which the current estimated valuation should be relied upon for any purpose after its effective date regardless that it may be published on any statement issued by us or otherwise.

Process and Methodology

Our business is externally managed by LSG Development Advisor LLC (the “Advisor”), an affiliate of The Lightstone Group LLC (“Lightstone”) which provides advisory services to us and we have no employees. Our Advisor, along with any necessary material assistance or confirmation of a third-party valuation expert or service, is responsible for calculating our estimated NAV and resulting NAV per Share, which we currently expect will be done on at least an annual basis unless and until our shares of common stock are approved for listing on a national securities exchange. Our Board of Directors will review and approve each estimate of NAV and resulting NAV per Share.

Our estimated NAV and resulting NAV per Share as of September 30, 2025 were calculated with both the assistance of our Advisor and Capright Property Advisors, LLC (“Capright”), an independent third-party valuation firm engaged to assist with the valuation of our assets and liabilities. Our Advisor recommended and our Board of Directors established the estimated NAV and resulting NAV per Share based upon the analyses and reports provided by our Advisor and Capright. The process of estimating the value of our assets and liabilities is performed in accordance with our Estimated Valuation Policy and the provisions of the Investment Program Association Practice Guideline 2013-01, “Valuation of Publicly Registered Non-Listed REITs.” We believe our valuations were developed in a manner reasonably designed to ensure their reliability.

In arriving at an estimated NAV and resulting NAV per Share, our Board of Directors reviewed and considered the valuation analyses prepared by our Advisor and Capright. Our Advisor presented a report to the Board of Directors with an estimated NAV and resulting NAV per Share, both as of September 30, 2025. Capright provided our Board of Directors an opinion that the resulting “as-is” market value for our investment properties, as determined by Capright, and our remaining assets and liabilities, as valued by our Advisor, along with the corresponding NAV valuation methodologies and assumptions used by our Advisor to arrive at a recommended estimated NAV of $306.4 million and resulting NAV per Share of $16.56, both as of September 30, 2025, were appropriate and reasonable. Our Board of Directors conferred with our Advisor and a representative from Capright regarding the methodologies and assumptions used to reach their respective conclusions. Our Board of Directors, which is responsible for determining our estimated NAV and resulting NAV per Share, considered all information provided in light of their own familiarity with our assets and liabilities and unanimously approved an estimated NAV of $306.4 million and resulting NAV per Share of $16.56, both as of September 30, 2025.

The engagement of Capright with respect to our estimated NAV and resulting NAV per Share, both as of September 30, 2025, was approved by our Board of Directors, including all of our independent directors. Capright has extensive experience in conducting asset valuations, including valuations of commercial real estate, debt, properties and real estate-related investments.

Capright’s opinion was subject to various limitations. In forming its opinion, Capright relied on certain information provided by our Advisor and third parties without independent verification. Our Advisor provided Capright with certain information regarding lease terms and the physical condition and capital expenditure requirements of each of our investment properties. Capright did not perform engineering or structural studies or environmental studies of any of the properties, nor did they perform an independent appraisal of our other assets and liabilities included in our estimated NAV and resulting NAV per Share.

In forming their conclusion as to the “as-is” value of the investment properties held by us as of September 30, 2025, Capright’s opinion was subject to various limitations. In connection with their engagement, Capright completed appraisals of our eight wholly owned multifamily properties. With respect to the appraisals performed by Capright; the scope of their work included:

●	Review of property level information provided by our Advisor;

●	Review of the historical performance of our investment properties and business plans related to operations of these investments;

●	Review of the data models prepared by the Advisor supporting the valuation for each investment; and

●	Review of the applicable markets by means of publications and other resources to measure current market conditions, supply and demand factors, and growth patterns.

In addition to their appraisals of our multifamily properties, Capright also evaluated the following information to arrive at their opinion of our other remaining assets and liabilities:

●	Review of key market assumptions for our Advisor’s valuation of our notes payable, which consist of the mortgage loans on our properties, including but not limited to interest rates and collateral; and

●	Review of key market assumptions for our Advisor’s valuation of all our additional assets and liabilities.

Capright has acted as a valuation advisor to us in connection with this assignment. The compensation paid to Capright in connection with this assignment was not contingent upon the successful completion of any transaction or conclusion reached by Capright. Capright may be engaged to provide financial advisory services to us, our Advisor, or other Lightstone-sponsored investment programs or their affiliates in the future.

The following is a summary of the valuation methodologies used for each type of asset and liability:

Investment property, net. Capright utilized a variety of valuation methodologies for each of our investment properties to determine an estimated value for each asset.

The values of our investment properties were generally estimated utilizing multiple valuation methods, as appropriate for each asset, such as an income approach using a discounted cash flow analysis, an income approach using a direct capitalization analysis and/or a sales comparable analysis. The key assumptions used in the income approaches are specific to each property, including its market location and quality, and were based on similar investors’ return expectations and market assessments. The key assumptions are reflected in the table included under “Allocation of Estimated NAV per Share” below. In calculating values for our assets, both balance sheet and estimates of future cash flows as of September 30, 2025 were used.

In forming its opinion, Capright prepared appraisals on all of our multifamily properties in connection with the valuation. The appraisals estimated values by using discounted cash flows, direct capitalization, comparable sales, or a weighting of these approaches in determining each property’s value. The appraisals employed a range of terminal capitalization rates, discount rates, growth rates, and other variables that fell within ranges that Capright believed would be used by similar investors to value the properties we own. The assumptions used in developing these estimates were specific to each property (including holding periods) and were determined based upon a number of factors including the market in which the property is located, the specific location of the property within the market, property and market vacancy, tenant demand for space, and investor demand and return requirements.

While we and our Advisor believe that the approaches used by Capright in valuing our investment properties are standard in the real estate industry, the estimated fair values for our investment properties may or may not represent current market values or fair values determined in accordance with generally accepted accounting principles in the United States (“GAAP”). Our investment properties are carried at their amortized cost basis, subject to any adjustments applicable under GAAP, in our consolidated balance sheet.

Cash and cash equivalents. As of September 30, 2025, the estimated fair value of our cash and cash equivalents were deemed to approximate their carrying value our consolidated balance sheet due to their short-term maturities.

Marketable securities, available for sale. As of September 30, 2025, the estimated fair value of our marketable securities were equal to their carrying value on our consolidated balance sheet, all of which were valued based on Level 2 inputs. Level 2 inputs are inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. All of our marketable securities measured using Level 2 inputs were valued based on a market approach using readily available quoted market prices for similar assets.

Restricted cash. As of September 30, 2025, the estimated fair value of our restricted cash was deemed to approximate its carrying value on our consolidated balance sheet due to its short-term maturity.

Notes payable, net. As of September 30, 2025, we had notes payable, which consist of mortgage loans, that bear interest at both variable and fixed rates. The estimated fair values of our variable-rate mortgage loans were deemed to approximate their carrying values because their interest rates move in conjunction with changes to market interest rates. The estimated fair values of our fixed-rate mortgage loans were estimated by our Advisor using a discounted cash flow analysis, which used inputs based on the remaining loan terms and estimated market interest rates for mortgage loans with similar characteristics, including remaining loan term and loan-to-value ratios. The estimated market interest rates for our fixed-rate notes payable were generally determined based on market rates for available comparable debt. The estimated market interest rates for our fixed-rate mortgage loans ranged from 4.93% to 6.23% as of September 30, 2025.

Accrued Distributions Payable. On September 29, 2025, our Board of Directors declared a special distribution of $0.08 per Share payable to shareholders of record on September 30, 2025 (the “Special Distribution”). The Special Distribution, which totaled $1.5 million, was subsequently paid on or about October 16, 2025. As of September 30, 2025, the estimated fair value of our accrued distribution payable was deemed to approximate its carrying value on our consolidated balance sheet due to its short-term maturity.

Other assets and liabilities, net. Our other assets and liabilities, net consist of prepaid expenses and other assets less accounts payable, accrued expenses and other liabilities. For a majority of our other assets and liabilities, the carrying values as of September 30, 2025 were deemed to approximate their fair values by our Advisor because they are already carried at their fair value in our consolidated balance sheet or due to their cost-based characteristics or short-term maturities. Certain of our other assets and liabilities, primarily straight-line rent receivable, lease-related intangibles and deferred costs, have been eliminated for the purpose of the valuation because these items were already considered in the valuation of our investment properties.

Common Shares outstanding. In deriving our estimated NAV per Share, the total estimated NAV was divided by our fully diluted Common Shares outstanding as of September 30, 2025. As of the valuation date, we had approximately 18.5 million common shares outstanding and none of our financial instruments that may be converted into common shares were convertible into a known or determinable number of common shares. The determination of the number of Common Shares outstanding used in calculating the estimated NAV per Share is the same as used in our GAAP computations for earnings per share amounts in our consolidated financial statements.

Our estimated NAV per Share was calculated by aggregating the estimated fair values of our assets, subtracting the estimated fair values of our liabilities, and dividing the resulting estimated NAV by our fully-diluted Common Shares outstanding, all as of September 30, 2025.

Allocation of Estimated NAV per Share

The table below sets forth the calculation of our estimated NAV per Share as of September 30, 2025, as well as the calculation of our estimated NAV per Share as of September 30, 2024. The estimated NAV per Share of $16.56 as of September 30, 2025, represents an increase of $0.69 per share, or 4.3%, from the estimated NAV per Share of $15.87 as of September 30, 2024.

	As of	As of
	September 30,	September 30,
	2025	2024
Investment properties, net(1)	$29.83	$27.57
Cash and cash equivalents	2.70	2.85
Restricted cash	0.38	0.33
Marketable securities	0.21	0.20
Notes payable	(16.15)	(14.35)
Distributions payable	(0.08)	(0.42)
Other assets and liabilities, net	(0.33)	(0.31)
Estimated NAV per Share(2)	$16.56	$15.87

Notes:

(1)	The following are the key assumptions (shown on a weighted average basis) used in the discounted cash flow models utilized by Capright under the income approach to estimate the fair value of our multifamily properties as of September 30, 2025.

Exit capitalization rate	6.27%
Discount rate	7.31%
Annual market rent growth	3.00%
Average holding period (in years)	10.0

(2)	As of September 30, 2025, we had 18,495,950 Common Shares outstanding.

While we believe that Capright’s assumptions utilized for estimating the fair values for our multifamily properties are reasonable, any changes in these assumptions would affect the calculations of their estimated fair values. The table below presents the increase or decrease to our estimated NAV per Share as of September 30, 2025 resulting from a 25-basis point increase and decrease in the discount rates and exit capitalization rates. The table is presented to provide a hypothetical illustration of possible results if only one change in the assumptions was made, with all other factors remaining constant. Further, each of these assumptions could change by more or less than 25 basis points or not at all.

	Change in NAV per Share
	Increase of 25 basis points	Decrease of 25 basis points
Exit capitalization rate	$(0.65)	$0.72
Discount rate	$(0.54)	$0.56

Historical Offering Share Price and Special Distributions per Share

In connection with our initial and follow-on public offerings (collectively, the “Offerings”), we previously offered our Common Shares for sale under the primary portion of the Offerings at an offering price per Share of $10,00, subject to certain volume discounts. The primary portions of the Offerings commenced on January 21, 2008 and subsequently terminated effective March 15, 2012.

Through the date of this filing, the Company has declared and paid certain special distributions on its Common Shares aggregating $4.11 per Share as follows:

Special
Distribution			Approximate
per Share	Declaration Date	Record Date	Payment Date
$0.50	March 20, 2012	April 3, 2012	May 10, 2012
$0.50	August 8, 2014	September 15, 2014	September 18, 2014
$1.00	March 18, 2015	March 30, 2015	March 31, 2015
$1.50	November 20, 2015	December 31, 2015	January 6, 2016
$0.11	September 29, 2023	September 30, 2023	October 16, 2023
$0.42	September 27, 2024	September 30, 2024	October 15, 2024
$0.08	September 29, 2025	September 30, 2025	October 16, 2025
$4.11

Historical Estimated NAV per Share

More information with respect to our historical reported estimated NAV per Share as of September 30, 2024 may be found in the Company’s Current Report on Form 8-K, which was filed on November 12, 2024.

Limitations and Risks

As with any valuation methodology, the methodology used to determine our estimated NAV and resulting NAV per Share is based upon a number of estimates and assumptions that may prove later not to be accurate or complete. Further, different participants with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive a different estimated NAV, which could be significantly different from the estimated NAV used in the calculation of our resulting NAV per Share approved by our Board of Directors. The estimated NAV and resulting NAV per Share approved by our Board of Directors is not based on and does not represent the fair value of our assets and liabilities in accordance with GAAP, and such estimated NAV and resulting NAV per Share is not a representation, warranty or guarantee that:

●	A stockholder would be able to resell his or her Common Shares at the estimated NAV per Share;

●	A stockholder would ultimately realize distributions per Common Share equal to the estimated NAV per Share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

●	Our Common Shares would trade at the estimated NAV per Share on a national securities exchange,

●	An independent third-party appraiser or other third-party valuation firm would agree with the estimated NAV and resulting NAV per Share; or

●	The methodology used to estimate our NAV and resulting NAV per Share would be acceptable to FINRA or under the Employee Retirement Income Security Act with respect to their respective requirements.

The Internal Revenue Service and the Department of Labor do not provide any guidance on the methodology an issuer must use to determine its estimated NAV per share. FINRA guidance provides that NAV valuations be derived from a methodology that conforms to standard industry practice.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated NAV and resulting NAV per Share, and these differences could be significant. The estimated NAV per Share is not audited and does not represent the fair value of our assets less our liabilities in accordance GAAP, nor do they represent an actual liquidation value of our assets and liabilities or the amount our Common Shares would trade at on a national securities exchange. Our estimated NAV per Share is based on the estimated value of our assets less the estimated value of our liabilities divided by the number of our fully diluted Common Shares, all as of the date indicated. Our estimated NAV per Share does not reflect a discount for the fact we are externally managed, nor does it reflect any potential real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per Share does not take into account estimated disposition costs and fees or penalties, if any, that may apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. Our estimated NAV and resulting NAV per Share will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive different estimated NAVs and resulting NAVs per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. Our Estimated Valuation Policy requires us to update our estimated NAV and resulting NAV per Share value on an annual basis. Our Board of Directors will review and approve each estimate of NAV and resulting NAV per Share.

The following factors may cause a stockholder not to ultimately realize distributions per Common Share equal to the estimated NAV per Share upon liquidation:

●	The methodology used to determine the estimated NAV and resulting NAV per Share includes a number of estimates and assumptions that may not prove to be accurate or complete as compared to the actual amounts received in the liquidation.

●	In a liquidation, certain assets may not be liquidated at their estimated fair values because of transfer fees and disposition fees, which are not reflected in the estimated NAV and resulting NAV per Share calculation.

●	In a liquidation debt obligations may have to be prepaid and the costs of any prepayment penalties may reduce the liquidation amounts. Prepayment penalties are not included in determining the estimated fair value of liabilities used in determining the estimated NAV and resulting NAV per Share.

●	In a liquidation, real estate assets may derive a portfolio premium, which potential premium is not considered in determining the estimated NAV and resulting NAV per Share.

●	In a liquidation, the potential buyers of the assets may use different estimates and assumptions than those used in determining the estimated NAV and resulting NAV per Share.

●	If the liquidation occurs through a listing of the Common Shares on a national securities exchange, the capital markets may value the Company’s net assets at a different amount than the estimated NAV. Such valuation would likely be based upon customary REIT valuation methodology; such as funds from operation (“FFO”) multiples of other comparable REITs, FFO coverage of distributions and adjusted FFO payout of the Company’s anticipated distributions.

●	If the liquidation occurs through a merger of the Company with another REIT, the amount realized for the Common Shares may not equal the estimated NAV per Share because of many factors including the aggregate consideration received, the make-up of the consideration (e.g., cash, stock or both), the performance of any stock received as part of the consideration during the merger process and thereafter, the reception of the merger in the market and whether or not the market believes the pricing of the merger was fair to either or both parties.

For further information regarding the limitations of our estimated NAV and resulting NAV per Share, see our Estimated Valuation Policy filed as Exhibit 99.2 to our Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on August 15, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REIT V, INC.

Date: November 10, 2025	By:	/s/ Seth Molod
Seth Molod
Chief Financial Officer and Principal Accounting Officer